Exhibit 99.1

Tocagen Announces Restructuring to Focus on Clinical Development

Toca 5 full results to be presented at the upcoming Society For Neuro-Oncology Annual Meeting

SAN DIEGO – OCTOBER 3, 2019 – Tocagen Inc. (Nasdaq: TOCA), a clinical-stage, cancer-selective gene therapy company, today announced a restructuring to focus its resources on the clinical development of Toca 511 and Toca FC.

Tocagen will reduce its workforce by approximately 65%, resulting in approximately 30 remaining full-time employees by the end of the year. The company plans to provide financial guidance in the fourth quarter of 2019.

“We have an extraordinary team at Tocagen, which makes this an extremely difficult decision, and we are deeply grateful for the contributions that all of our employees have made to the advancement of our founding vision that No One Should Die Of Cancer,” said Marty Duvall, chief executive officer of Tocagen. “With the extended cash position from this restructuring, our immediate priorities are to complete the analysis of the Toca 5 trial data, present the results thereof at the upcoming Society For Neuro-Oncology Annual Meeting in November 2019, and interact with the regulatory agencies to determine potential next steps for Toca 511 & Toca FC in recurrent high grade glioma.”

About Tocagen

Tocagen is a clinical-stage, cancer-selective gene therapy company developing first-in-class, broadly applicable product candidates designed to activate a patient's immune system against their own cancer. Tocagen's lead investigational product candidate, Toca 511 & Toca FC, is under evaluation in a Phase 2/3 trial for patients newly diagnosed with glioblastoma, sponsored by the NCI and conducted by NRG Oncology, and a Phase 1 trial in patients with non-muscle invasive bladder cancer. Tocagen is advancing preclinical programs from its versatile gene therapy platform that represents a new approach in cancer immunotherapy. For more information about Tocagen, visit www.tocagen.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our expected impact and timing of our restructuring plan, plans and priorities for clinical development, and timing for financial guidance. Risks that contribute to the uncertain nature of the forward-looking statements include: our ability to carry out our restructuring plan and planned clinical development activities and our estimates regarding expenses, future revenue and capital requirements.

These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Tocagen's filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Tocagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact:
Pam Lord
Canale Communications
(619) 849-6003
pam@canalecomm.com

Investor Contact:

Pete Rahmer

Endurance Advisors

(415) 515-9763

prahmer@enduranceadvisors.com